Exhibit 10.21

PDS BIOTECHNOLOGY CORPORATION CHANGE OF CONTROL

SEVERANCE PLAN

1.	Purpose of the Plan

The Board of Directors (the “Board”) of PDS Biotechnology Corporation (“PDS” or the “Company”) believes that it is in the best interests of the Company to encourage the continued employment and dedication of certain employees by providing economic security to such individuals in the event of certain terminations of employment, and the Plan has been established for this purpose. This PDS Biotechnology Corporation Severance Plan (the “Plan”) is intended to be a welfare plan under ERISA.  Capitalized terms used in the Plan are defined in Section 11, except as otherwise specified.  The Plan, as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under ERISA Section 3(1).  This Plan supersedes any other severance pay plan, program or policy, whether oral or written, previously adopted or applied by the Company.

2.	Effective Date

The Plan shall be effective only with respect to a Participant’s termination of employment covered by the Plan that occurs on or after March 14, 2022 (the “Effective Date”).

3.	Administration

(a)
The Committee shall act as the plan administrator and the “named fiduciary” of the Plan for purposes of ERISA.  Before a Change in Control, the Committee has sole and absolute discretion and authority to administer the Plan, including the sole and absolute discretion and authority to:

(i)
adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors, or omissions in the Plan;

(ii)
determine eligibility, entitlement to benefits, and any other terms of the Plan applicable to the Participants, including, but not limited to, the Severance Period, amount and method of payment, and a Participant’s continued entitlement to benefits under the Plan;

(iii)	act under the Plan on a case-by-case basis; and

(iv)	delegate its authority under the Plan to any officer, employee, or group of officers and/or employees of the Company.

(b)
The Committee’s determinations are final, conclusive, and binding on all parties affected by its determinations.  The Committee’s decisions under the Plan need not be uniform with respect to similarly situated Participants.

(c)
If any person with administrative authority becomes eligible or makes a claim for Plan benefits, that person will have no authority with respect to any matter specifically affecting his or her individual interest under the Plan, and the Committee will designate another person to exercise such authority.

(d)
Notwithstanding anything in the Plan to the contrary, after a Change in Control, neither the Committee nor any other person or entity shall have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy or claim in connection with any severance benefits under the Plan will apply a de novo standard of review to any determinations made by the Committee following such Change in Control.  Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Committee or any person or entity or characterization of any decision by the Committee or by such person or entity as final, binding, or conclusive on any party.

4.	Eligibility

(a)          Covered Employees.  The Plan covers each permanent full-time employee of the Company who (i) is actively performing the regular duties of his or her position or who is on a leave of absence authorized by the Company, and (ii) has completed three (3) months or more of employment with the Company prior to the Severance Date.  An individual is not considered an employee who is eligible under the Plan if the individual is classified by the Company as an independent contractor, consultant, temporary employee, part-time employee or intern.

(b)          Severance Eligibility.  The Company has established this Plan to provide severance pay to the eligible employees described in Section 4(a) herein whose employment terminates under certain circumstances.  Employees of the Company who are selected by the Company for separation of employment due to Company restructuring, staff reduction, job elimination and/or separation (excluding termination for Cause) are eligible to receive severance benefits under this Plan unless any one of the following exceptions apply (such eligible employee, a “Participant”):

•
Employees with existing offer letters, employment agreements, or other agreements with the Company and/or one of its affiliates that provides for severance pay are not eligible for severance benefits under this Plan.

•
Employees who voluntarily resign or whose employment ends prior to their Severance Date for reasons other than involuntary separation by the Company due to restructuring or staff reduction, even if they have already been selected for separation for the reasons listed above, are not eligible for severance benefits under this Plan.

•
Employees who fail to timely return from paid time off, unpaid leave, or any other approved leave of absence as determined in the sole discretion of the Administrator are not eligible for severance benefits under this Plan.

•	Employees who are terminated for Cause are not eligible for severance benefits under this Plan.

•	Independent contractors/consultants, interns, temporary employees and any individuals retained through outsourcing arrangements are not eligible for severance benefits under this Plan.

As provided below in Section 5, no severance shall be paid to a Participant who is offered Comparable Employment by a purchaser or a successor subject to Section 5(a).

5.	Entitlement to Severance Benefits

(a)
After a Change in Control. Subject to Section 5(c), if a Participant’s employment with the Company is terminated within twenty-four (24) months after a Change in Control by the Company for reasons other than Cause, death, or Disability severance benefits shall be provided to the Participant as specified under Section 6, subject to, and contingent on, the Participant’s satisfaction of the requirements of Section 7(a) and Section 7(c).

(b)
Termination Due to Death or Disability. If a Participant’s employment with the Company is terminated after the Effective Date due to the employee’s death or Disability, no severance benefits shall be provided to a Participant whose employment with the Company is terminated after the Effective Date due to the employee’s death or Disability.

(c)
Employment with Successor. Notwithstanding anything to the contrary under the Plan, no severance benefits shall be paid under the Plan to a Participant who is offered or continues to have Comparable Employment by an entity that purchases the equity or assets of the Company (or a business unit of the Company) or, following a Change in Control, by a successor to the Company. “Comparable Employment” is determined based on the facts and circumstances in each case, but means employment with duties, responsibilities, Base Salary, annual short-term incentive opportunity, benefits and location that are similar in the aggregate to the Participant’s employment with the Company immediately before the transaction or Change in Control. The Administrator has the sole discretion to determine whether an offer or continued employment is Comparable Employment.  For the avoidance of doubt, a Participant who accepts Comparable Employment with a successor to the Company following a Change in Control remains entitled to receive severance benefits if the Participant’s employment is terminated as specified under Section 5(a).

6.	Severance Benefits

(a)
Accrued Compensation. The Company shall pay to the Participant the sum of (i) the Participant’s Base Salary through the Severance Date, and (ii) any accrued but unused paid time off, in each case, payable in a lump sum cash payment on or within 30 days after termination of employment.

(b)
Severance Pay Calculation.  If the Participant is entitled to severance pursuant to Section 5(a) of the Plan, then the Company shall pay to the Participant severance in an amount based on the Participant’s employment classification in accordance with the table below (the “Severance Period”), so long as a Release (as defined below) is signed by the Participant and returned to the Company in accordance with the timing requirements provided in the Release after the Participant’s Severance Date and the Participant does not revoke such Release.  The employment classification of any Participant shall be determined by the Company, in its discretion, based on the employee’s position relevant to the job grading system in place for the Company.

Employment Classification	Section 5(a) Months of Pay Following a Change in Control
Professional	2 months
Manager	3 months
Director/Associate Director	4 months
Executive/Senior Director	6 months
Vice President	9 months

Severance pay shall be calculated as follows:

(i)
If a Participant is terminated in connection with Section 5(a) of the Plan, the severance pay shall be equal to the Months of Pay Following a Change in Control, subject to the Company’s discretion.  Additionally, if a Participant at the Vice President level is terminated in connection with Section 5(a) of the Plan, they shall receive (A) one hundred percent (100%) of the annual bonus (if any) that was earned during the calendar year immediately prior to the year in which the Severance Date occurs that has not yet been paid, and  (B) a pro-rata amount equal to the target annual bonus (if any) that the Participant would have earned during the calendar year in which the Severance Date occurs with respect to any performance period during which the Participant continued to provide services prior to the Severance Date calculated based on the Participant’s termination date.

(ii)
In the event the Company (or any surviving or acquiring corporation) terminates Participant’s employment without Cause within twenty-four (24) months following the effective date of a Change in Control, and in the event that Participant’s outstanding equity as of the closing of such Change in Control is assumed or continued (in accordance with its terms) by the surviving entity in such Change in Control, then 100% of the unvested portion of such equity shall become vested.

(c)
Severance Pay Timing.  If a Participant is terminated in connection with Section 5(a) of the Plan, the severance pay shall be paid in a one-time lump sum cash payment.  The severance pay shall be paid no more than sixty (60) calendar days following the date on which the Release the employee executed has become fully effective and non-revocable if paid as a lump sum payment.

(d)
Health Benefit Continuation.  If a Participant is eligible for and timely elects to continue medical, dental and/or vision benefits under the continuation health coverage provisions of the Consolidated Omnibus Reconciliation Act of 1985, as amended, or other similar law (“COBRA”) after his or her Severance Date in accordance with Company’s group health, dental, and vision plans (the “Health Plans”), except as otherwise provided below, the Company shall reimburse the portion of the Participant’s COBRA premium that exceeds the amount of the premium paid by active employees for the same coverage (the “COBRA Subsidy”) during the Severance Period (the “COBRA Period”).  At the end of the COBRA Period, a Participant may continue COBRA coverage at the employee’s entire expense, as applicable.  Notwithstanding any other provision of this Plan, the Company’s COBRA Subsidy shall cease on the date on which the employee becomes eligible for healthcare insurance coverage from another employer.  Each employee is obligated to notify the Company within at least five (5) business days of becoming eligible for healthcare insurance coverage from another employer.  The failure of an employee to timely provide this notice will result in him or her forfeiting the COBRA Subsidy under this Plan, although the employee will remain eligible for COBRA without the subsidy.  This Plan is not to be interpreted to expand an employee’s health care continuation rights under COBRA.  That is, continuation coverage under this Plan will run concurrent with (and not consecutive to) COBRA continuation coverage.  The Company may include the COBRA Subsidy in the employee’s taxable income if the Company determines it is advisable for tax reasons.

7.	Other Terms and Conditions of Eligibility

(a)
Waiver and Release of Claims. As a condition to receiving severance benefits under the Plan, each Participant shall be required to timely return (and not revoke or violate the terms of), a signed, dated Confidential Separation and General Release of Claims Agreement (the “Release”), in a form which will be provided to the employee on or about his or her Severance Date. In no case will payments be made or begin before the end of any revocation period required by applicable law or regulation in connection with any release or waiver that the Participant is asked to sign.

(b)
At-Will Employment.  Each Participant is employed by the Company on an “at-will” basis and nothing in this Plan shall give any Participant any right to continue in the employ of the Company. A Participant shall have no rights under the Plan if the Participant’s employment terminates for any reason other than one for which a benefit may be paid under the Plan.  The records of the Company with respect to employment history, Base Salary, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

(c)
Completion of Employment. To receive severance benefits under the Plan, the Participant must (i) timely return (and not revoke or violate the terms of), a signed, dated Proprietary Information Agreement, (ii) continue to work until the Participant’s services are no longer required by the Company, (ii) perform all transition and other matters required of the Participant by the Company or successor prior to his or her Severance Date, and (iii) return any Company property which has come into the employee’s possession on or before employee’s Severance Date.

(d)	Nonduplication; No Impact on Benefits.

(i)
Payments to a Participant under the Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement sponsored by the Company that provides severance benefits to employees upon termination of employment. Any Participant with an employment or similar agreement negotiated at arm’s length with the Company that includes severance benefits shall be entitled to receive the benefits provided under such agreement, and shall not be entitled to receive any payments under the Plan.

(ii)
Benefits payable under the Plan will not increase or decrease the benefits otherwise available to a Participant under any company-sponsored retirement plan, welfare plan or any other employee benefit plan or program, unless otherwise expressly provided for in any particular plan or program.

(iii)
Any severance benefits under the Plan shall be reduced by the amount of any payment required by the Company to the Participant due to insufficient advance notice of employment loss or otherwise required by law due to the termination of employment.

8.	Benefit Claims

(a)
Initial Claim. Any claims concerning eligibility, participation, benefits or other aspects of the Plan must be submitted in writing and directed to the Administrator, within 90 days after the communication of the determination that is the basis of the claim. Within 90 days after receiving a claim, the Administrator will (i) either accept or deny the claim completely or partially, and (ii) notify the Participant of acceptance or denial of the claim. If a claim is partially or wholly denied, the Administrator will provide a written denial to the Participant no later than 90 days after receipt of the initial claim request. The written denial shall include specific reasons for the denial, specific references to the Plan provisions upon which the denial was based, a description of any additional material or information necessary for the Participant to perfect the claim, an explanation of why such material is necessary, and instructions on the Plan’s claim review procedure. If the Administrator requires additional time to process a claim because of special circumstances, the Administrator, in its sole discretion, may extend the period 90 additional days. The Administrator must notify the Participant of any such extension prior to the expiration of the 90‑day period commencing from the date the Administrator first received written submission of the claim.

(b)
Appeals. The Participant may request in writing to the Committee a review of a denied claim within 60 days after receipt of such denial. Such written request must contain an explanation as to why the Participant is seeking a review. For purposes of the review, the Participant has the right to (i) submit written comments, documents, records and other information relating to the claim for benefits; (ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iii) a review that takes into account all comments, documents, records, and other information the Participant submitted relating to the claim, regardless of whether the information was submitted or considered in the initial decision. A decision on such review will be rendered in writing within 60 days after the Committee’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but no later than 60 days after receipt of the request for review provided that written notice is provided to the Participant or the Participant’s authorized representative before the extension commences. A written notice affirming the denial of a claim will set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision or appeal is based and a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA. In preparation for filing such a request for review, the Participant or the Participant’s authorized representative may review pertinent plan documents, and as part of the written request for review, may submit issues and comments concerning the claim. No claim may be brought before or submitted to a court of law or other governmental entity unless and until the claims process under this Section 8 has been exhausted.

9.	General

(a)
Amendment and Termination of the Plan. The Administrator may amend this Plan, in whole or in part, or discontinue or terminate this Plan at any time for any reason. If the Administrator amends the Plan to eliminate benefits for some or all employees, or terminates the Plan, the rights of an employee covered under the Plan are limited to the payments made prior to the amendment or termination of the Plan. The termination, amendment or modification of the Plan shall be effected by a document in writing.

(b)	Funding. Benefits payable under the Plan will be paid only from the general assets of the Company. The Plan does not create any right to, or interest in, any specific assets of the Company.

(c)
No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of the Plan, and the obtaining of such other employment shall not affect any reduction of the Company’s obligations to pay the severance benefits provided hereunder.

(d)	Withholding. The Company may withhold from any payments made under the Plan all federal, state, local or other taxes required pursuant to any law or governmental regulation or ruling.

(e)
Successors. All rights under the Plan are personal to the Participant and without the prior written consent of the Committee shall not be assignable by the Participant. The Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative. The Plan shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company shall be required to assume expressly and agree to perform the obligations set forth in the Plan in the same manner and to the same extent as the Company would be required to perform.

(f)
Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, except as preempted by ERISA or other applicable United States federal law.

(g)
Severability. If any provision of the Plan is declared illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(h)
Transfer. An employee’s benefits under this Plan shall be nontransferable, except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set off in respect to any claim, debt or obligation or to execution, attachment, levy, or similar process, or assignment by operation of law, and any attempts, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect.

(i)
Beneficiaries. If a Participant receiving or otherwise entitled to receive severance pay under this Plan dies before receiving all of his or her severance pay under the Plan, any remaining severance pay will be paid to the appointed beneficiary, administrator, executor or personal representative of the employee’s estate in a lump sum payment within 30 days following the Company’s receipt of proof of death.  The payments will completely discharge the Company’s obligations under this Plan.  The Company will make reasonable efforts to determine an employee’s whereabouts or the identity and whereabouts of an employee’s beneficiary, including mailing a notice to the last known address in the Company’s records.  If the Company still cannot determine the identity or whereabouts of the employee or his or her beneficiary, all outstanding payments will be forfeited six (6) months after the due date.

(j)
Notices. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to PDS’s corporate headquarters address, to the attention of the Administrator, or to the Participant at the home address most recently communicated by the Participant to the Company in writing.

(k)	Section 409A.

(i)
The Plan is intended to comply with, or otherwise be exempt from Section 409A.  The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under the Plan. The Company shall not be liable to a Participant for any payment made under the Plan which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Section 409A.

(ii)
“Termination of employment,” or words of similar import, as used in this Plan means, for purposes of any payments under this Plan that are payments of deferred compensation subject to Section 409A, the Participant’s “separation from service” as defined in Section 409A.  For purposes of Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.  For purposes of Section 409A, this Plan is intended to meet the separation pay exception or short-term deferral exception.

(iii)
If the severance is considered deferred compensation subject to Section 409A, and the period during which a Participant has discretion to execute or revoke the Release straddles two taxable years of the Participant, then the Company shall begin making the payment in the second of such taxable years, regardless of which taxable year the Participant actually delivers the Release to the Company.

(iv)
If a payment obligation under the Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Section 409A and the regulations thereunder), any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of the Participant’s estate following the death of the Participant.

10.	Definitions

The following definitions apply to the Plan:

Administrator means the Committee, or such other committee(s) or officer(s) duly appointed by the Board or the Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Committee.

Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, PDS (including, but not limited to, joint ventures, limited liability companies, and partnerships).

Base Salary means, for a salaried Participant, the annual rate of base salary in effect as of the date of termination of employment, exclusive of overtime, commissions, incentives, bonuses, or other payments.  Any performance/merit reviews that are pending or in process at the time of an employee’s Severance Date shall not be taken into account in determining the amount of an employee’s severance benefit.

          Cause means any of the following: (i) the Participant’s theft of, dishonesty with respect to, or falsification of any Company documents or records; (ii) the Participant’s improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action by the Participant which has a detrimental effect on the Company’s reputation or business; (iv) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Participant of any employment or service agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; (vi) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform the Participant’s duties with the Company; or (vii) violation of a Company guideline, policy or directive.

Change in Control shall have the same meaning as in the Second Amended and Restated PDS Biotechnology Corporation 2014 Equity Incentive Plan, as amended by the Company from time to time.

Code means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated under it.

Committee means the Compensation Committee of PDS.

Company means PDS and any Affiliate.

Disability means that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death.  The Administrator shall have sole authority to determine whether a Participant has suffered a Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance promulgated under it.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and guidance promulgated under it.
Participant means a person selected for participation in the Plan pursuant to Section 4.

Section 409A means Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder.

Severance Date means the date established by the Company as an employee’s last day of employment.

11.	Summary Plan Description Provisions

(a)          General Information.  This document also serves as the summary plan description for the Plan.  The following is additional information about the Plan.

Plan sponsor:	PDS Biotechnology Corporation 25B Vreeland Road Suite 300 Florham Park, New Jersey (800) 208 3343
Plan name:	PDS Biotechnology Corporation Severance Plan
Plan number:	501
Type of plan:	Severance pay plan that is a welfare benefit plan under ERISA.
Funding:	Paid from the Company’s general assets
Plan year:	January 1 – December 31
Plan Administrator:	The Compensation Committee PDS Biotechnology Corporation 25B Vreeland Road Suite 300 Florham Park, New Jersey (800) 208 3343
Agent for service of legal process:	The Compensation Committee c/o President & Chief Executive Officer PDS Biotechnology Corporation 25B Vreeland Road Suite 300 Florham Park, New Jersey (800) 208 3343

(b)          Statement of ERISA Rights.

          As a Participant in the Plan, you are entitled to certain rights and protections under the ERISA.  ERISA provides that all Plan Participants shall be entitled to:

          (i)          Receive Information About Your Plan and Benefits

          (1) Examine, without charge, at the Plan administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

          (2) Obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

          (3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan administrator is required by law to furnish each Participant with a copy of this summary annual report.

          (ii)          Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

          (iii)          Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day (which may be adjusted from time to time for inflation) until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

          (iv)          Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan administrator. If you have any questions about this statement or about your rights under ERISA or if you need assistance in obtaining documents from the Plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.